As filed with the Securities and Exchange Commission on September 10, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Boot Barn Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	90-0776290
(State or other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

15345 Barranca Pkwy

Irvine, California 92618

(949) 453-4400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Boot Barn Holdings, Inc.
2020 Equity Incentive Plan

(Full title of the plan)

JAMES G. CONROY

Boot Barn Holdings, Inc.

President and Chief Executive Officer

15345 Barranca Parkway

Irvine, California 92618

(949) 453-4400

(816) 701-4739 fax

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Smaller reporting company	☐
Non-accelerated filer	☐
Accelerated filer	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Common Stock, $0.0001 par value	2,000,000 (2)	$28.2397	$56,479,400	$7,331.03

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
(2)	Represents the aggregate amount of such shares approved and reserved for issuance under the 2020 Plan.
(3)	Calculated pursuant to Rules 457(c) and 457(h) of the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low sales price of the Registrant’s Common Stock, as reported by the New York Stock Exchange on September 9, 2020.
(4)	Calculated pursuant to Section 6(b) of the Securities Act as follows: Proposed maximum aggregate offering price multiplied by 0.0001298.

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Boot Barn Holdings, Inc. (the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(1)	Annual Report on Form 10-K for the fiscal year ended March 28, 2020 (the “Form 10-K”);

(2)	Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2020;

(3)	Current Reports on Form 8-K filed with the Commission on April 9, 2020, August 13, 2020 and September 1, 2020; and

(4)	The information contained in the Registrant’s Definitive Proxy Statement on Schedule 14A for the Registrant’s 2020 Annual Meeting of Stockholders filed with the Commission on July 16, 2020, to the extent incorporated by reference into Part III of the Form 10-K.

(5)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A12B (File No. 001-36711) filed with the Commission on October 28, 2014 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15 (d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

As permitted by Section 102 of the Delaware General Corporation Law, the Registrant’s Second Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law such protection would be not available for liability:

•	for any breach of a duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper benefit; or

•	for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

The Registrant’s Second Amended and Restated Certificate of Incorporation also provides that if Delaware law is amended after the approval by the Registrant’s stockholders of the Second Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Delaware law.

The Registrant’s Amended and Restated Bylaws further provide that the Registrant must indemnify its directors and officers to the fullest extent permitted by Delaware law. The Amended and Restated Bylaws also authorize the Registrant to indemnify any of its employees or agents and permit the Registrant to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

In addition, the Registrant’s Amended and Restated Bylaws provide that the Registrant is required to advance expenses to its directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the Amended and Restated Bylaws are not exclusive.

The Registrant has entered into customary indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Registrant to indemnify and advance expenses to each director and officer to the fullest extent permitted by Delaware law, the amended and restated certificate of incorporation and the Amended and Restated Bylaws, for expenses such as, among other things, attorneys’ fees, judgments, fines, and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person’s services as the Registrant’s director or executive officer or as the director or executive officer of any subsidiary of the Registrant or any other company or enterprise to which the person provides services at our request. In addition, these indemnification agreements also provide that the Registrant is required to advance expenses to these directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in these indemnification agreements are not exclusive. The Registrant also maintains directors’ and officers’ liability insurance.

See also the undertakings set out in response to Item 9 hereof.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit
4.1	The Boot Barn Holdings, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on September 1, 2020

5.1	Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Morgan, Lewis & Bockius LLP (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included in signature pages).

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Irvine, California on September 10, 2020.

BOOT BARN HOLDINGS, INC.

By	/s/ James G. Conroy
James G. Conroy
President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James G. Conroy and Gregory V. Hackman, and each acting alone, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 10th day of September, 2020.

Signature	Title
/s/James G. Conroy James G. Conroy	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Gregory V. Hackman Gregory V. Hackman	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Peter Starrett Peter Starrett	Chairman of the Board
/s/ Greg Bettinelli Greg Bettinelli	Director
/s/ Lisa G. Laube Lisa G. Laube	Director
/s/ Brenda I. Morris Brenda I. Morris	Director
/s/ Anne MacDonald Anne MacDonald	Director
/s/ Bradley M. Weston Bradley M. Weston	Director